News Release

For Immediate Release	Contact:	Bob Lougee (800) 611-8488

Wednesday, June 20, 2012		bob.lougee@usamobility.com

USA Mobility Announces Executive Realignment

Springfield, VA (June 20, 2012) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced several changes to its executive management team in both its wireless and software operating subsidiaries. USA Mobility, Inc. is the parent company of both Amcom Software, Inc. and USA Mobility Wireless, Inc.

Effective July 1, Katherine S. Bolseth, previously Vice President of Product Strategy and Development at Amcom Software, is being promoted to the position of Chief Operating Officer of Amcom. Additionally, Sean P. Collins, Vice President of Sales at Amcom, is being promoted to Executive Vice President of Selling and Marketing at Amcom. Ms. Bolseth and Mr. Collins will report to Vincent D. Kelly, President and Chief Executive Officer of USA Mobility, Inc.

Additionally, James H. Boso, previously Executive Vice President of Selling and Marketing at USA Mobility, is being promoted to President of USA Mobility Wireless, effective July 1. Mr. Boso will continue to report to Mr. Kelly.

Christopher D. Heim, President of Amcom as well as a board member of USA Mobility, Inc., and Daniel R. Mayleben, Chief Operating Officer of Amcom, are leaving after June 30 to pursue an opportunity outside the Company. Mr. Heim will continue to serve as a member of the Board of Directors of USA Mobility, Inc. Mr. Heim and Mr. Mayleben have been with Amcom for approximately five years and have served in their current roles as President and Chief Operating Officer since USA Mobility’s acquisition of Amcom in March of 2011.

Commenting on the executive realignment, Kelly stated, “Both Chris and Dan have contributed tremendously to our organization over the past 16 months and we wish them the best in their future endeavors. While we are sorry to see them go, we are also delighted at the opportunity for our talented management team to step in and fill their shoes. Kate and Sean have been and will continue to be a major part of Amcom’s success along with our software company’s talented senior management team. Jim Boso has contributed to our success and our seven-year track record of exceeding plan and turning in strong operating results in our wireless company. He also is supported by a fantastic team of experienced and dedicated managers and team members.”

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About USA Mobility
USA Mobility, Inc., headquartered in Springfield, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. In addition, through its Amcom Software subsidiary, it provides mission critical unified communications solutions for hospitals, critical smartphone communications, contact center optimization, emergency management, mobile event notification and messaging. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to organizations nationwide. The Company operates the largest one-way paging and advanced two-way paging networks in the United States. USA Mobility also offers mobile voice and data services through Sprint Nextel and T-Mobile, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com and www.amcomsoftware.com, or or find us on Twitter @AmcomSoftware.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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